                                                              Exhibit 99.(d)(iv)
[FORM OF]
                        Addendum to Management Agreement
                               between Lord Abbett
                     Securities Trust and Lord, Abbett & Co.
                      Dated: May 19, 1993 (The "Agreement")

     Lord, Abbett & Co. LLC and Lord Abbett Securities Trust (the "Trust") on behalf of Lord Abbett Value Opportunities Fund (the "Fund Series") do hereby agree that (a) the annual management fee rate for the Fund Series with respect to paragraph 2 of the Agreement shall be as follows: 0.75 of 1% of the first $1 billion of average daily net assets of Lord Abbett Value Opportunities Fund, 0.70 of 1% of the next $1 billion of such assets and 0.65 of 1% of such assets in excess of $2 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund Series.

                                                 LORD, ABBETT & CO. LLC


                                                 BY:    /s/
                                                        ----------------------
                                                        Member


Lord Abbett Securities Trust
(on behalf of Lord Abbett Value Opportunities Fund)

BY:   /s/
      ------------------------------------
      Vice President & Assistant Secretary


Dated: As of December 20, 2005

[FORM OF]

                         EXPENSE REIMBURSEMENT AGREEMENT

     THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 20th day of December 2005 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Securities Trust (the "Securities Trust") with respect to the Lord Abbett Value Opportunities Fund (the "Fund").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. With respect to the Lord Abbett Value Opportunities Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred and thirty basis points (1.30%) for Class A shares of the Fund, (b) one hundred and ninety-five basis points (1.95%) for Class B shares of the Fund, (c) one hundred and ninety-five basis points (1.95%) for Class C shares of the Fund, (d) one hundred and forty basis points (1.40%) for Class P shares of the Fund, and (e) ninety-five basis points (0.95%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 4 below.

     2. Lord Abbett's commitment described in paragraphs 1, 2 and 3 will be effective from December 20, 2005 through October 31, 2006.

     IN WITNESS WHEREOF, Lord Abbett and the Securities Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.

                                    LORD ABBETT SECURITIES TRUST


                                    By:
                                         --------------------------
                                         Christina T. Simmons
                                         Vice President and Assistant Secretary

                                    LORD, ABBETT & CO. LLC


                                    By:
                                         --------------------------
                                         Lawrence H. Kaplan
                                         Member and General Counsel